Exhibit 5.2

Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 T +1 212 841 1000 February 27, 2017

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Ladies and Gentlemen:

We have acted as counsel to Johnson & Johnson, a New Jersey corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of an unlimited dollar amount (or its foreign currency equivalent) of one or more series of debt securities of the Company (the “Debt Securities”), to be issued pursuant to an indenture, dated as of September 15, 1987 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company, which succeeded Harris Trust and Savings Bank), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 1, 1990, between the Company and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) and pursuant to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on February 27, 2017 (the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee and its predecessor trustees have duly authorized, executed and delivered the Indenture.

We have assumed further that the Company is a corporation validly existing and in good standing under the law of the State of New Jersey. With respect to all matters of New Jersey law, we note that you are relying on an opinion of Thomas J. Spellman III, Assistant General Counsel and Corporate Secretary of the Company, which opinion is filed as Exhibit 5.1 to the Registration Statement.

Additionally, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1.         When the Debt Securities have been duly authorized and executed by the Company and authenticated as provided in the indenture and when duly paid for and delivered in accordance with the procedures described in the Registration Statement and in a prospectus supplement relating to the sale of such securities, the Debt Securities will be valid and binding obligations of the Company in accordance with and subject to the terms thereof and of the indenture subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, good faith and fair dealing, regardless of whether in a proceeding in equity or at law.

In addition, any opinion set forth herein as to enforceability of obligations of the Company is subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; (ii) requirements that a claim with respect to any Debt Securities denominated other than in U.S. dollars (or a judgment denominated other than in U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by federal and state securities laws.

We express no opinion as to the validity, legally binding effect or enforceability of any provision of any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

We further express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Covington & Burling LLP